ACREX VENTURES LTD.

Suite 1400 – 570 Granville Street, Vancouver, B.C.  V6C 3P1

Tel:  (604) 675-7640      Fax:  (604) 687-4212

News Release

ACREX COMPLETES GEOPHYSICAL PROGRAMS IN PREPARATION FOR

DIAMOND DRILLING

April 15, 2003

AKV:TSX Venture Exchange

Acrex Ventures Ltd. (the “Company”) is pleased to announce the completion of geophysical surveys over the Western anomaly area on its Michaud Gold Property in Ontario. They consisted of 43.7 kms of magnetic survey and 12.7 kms of induced polarization survey. Acrex is exploring the property with the right to earn up to a 70% interest from Moneta Porcupine Mines Ltd.

The Michaud property is host to several zones of gold mineralization developed within Temiskaming clastic sediments marginal to a Banded Iron Formation (BIF) and the Destor-Porcupine Fault. Acrex controls over 9.0 km strike-length along this key mineralized horizon.

Several mineralized zones have been identified along the length of the sediment-fault hosted mineralized horizon. This includes the Southwest Zone, where Barrick (1996) estimated an inferred resource of 2.4 million metric tonnes averaging 6.07 g/t gold to contain approximately 468,000 ounces of gold. The Southwest Zone itself is open to depth and a large block of relatively untested ground immediately north of and adjoining the Southwest Zone hosts altered and mineralized clastic metasediments. Acrex’s hole MA-02-009 drilled into this area returned 20.62 g/t gold over 0.5m within a 2.0m interval averaging 5.97 g/t gold. In the “55” area located 1,800 meters west of the Southwest Zone, drilling has outlined two mineralized horizons that have been traced over a strike extent of 350+ m. Results from this area include 7.5 g/t gold over 6.5m within a wider 12m interval averaging 4.81 g/t gold (Acrex hole MA-02-006) and 10.08 g/t gold over 4.6m (Barrick hole 97-195). This system remains open along strike and to depth.

The Western Zone is located 2.0 km to the west of the “55” zone and was identified as a reconnaissance target that displays similar characteristics to the Southwest and “55” Zones of mineralization. In the Western Zone area, reverse circulation overburden drilling previously identified gold in basal tills yielding results to 4.18 g/t and 6.93 g/t gold. A geophysical grid was established over a regional magnetic low along the projected extension of the BIF and clastic sediments that host mineralization to the east.

The recently completed magnetometer and IP surveys identified magnetic low anomalies coincidental with IP chargeability anomalies over this area of interest in the Western Zone. These geophysical anomalies are similar to those displayed in the Southwest and more particularly the “55” Zones of mineralization. The coincidence of these geophysical anomalies with the underlying gold values in the basal till samples has resulted in the definition of several new drill target areas. Drilling will commence following completion of proposed private placement financing.

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ACREX VENTURES LTD.

Per:

T.J. Malcolm Powell,

President

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